UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2018

Two Rivers Water & Farming Company

(Exact Name of Registrant as Specified in Charter)

Colorado	000-51139	13-4228144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3025 S Parker Rd, Ste 140, Aurora CO 80014	80014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 222-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Election of Board Members

The following individuals have been appointed, and accepted by the individuals, to the Company’s board to serve until the next annual meeting of shareholders:

Layne Downs

Mr. Downs, 65, in the past 23 years has been water broker and also has appraised water rights for a variety of cities, banks and estates. He has served as a water expert witness in court cases. As a water broker, Mr. Downs specializes in moving underground water from one diversion point to another. He has extensive knowledge in conveyance of water right deeds, beneficial use, artesian wells, proof of appropriation or permanent change along with adjudication of well rights.

Thomas Williams

Mr. Williams, 58, has over 30 years experience in the insurance industry. He has served in multiple roles in both originations and administration side of operations. Mr. Williams is currently an officer and director in a Bermuda-based insurance company. He is acting Vice Chairman of Capital Management of Bermuda, formally known as the Travelers of Bermuda one of the first chartered insurance companies in Bermuda. Additionally, he has formed three insurance operations. From 2008 to 2018, Mr. Williams served on the board of GEE Group, Inc., a public company traded on the NYSE American exchange. He chaired the nominating committee and was a member of the Corporate Governance Committee and Audit Committee.

James B. Kylstad

Mr. Kylstad, 66, has had an extensive 40-year career in banking, finance, public company management and reporting, mergers & acquisitions, and private capital investment. His work has included numerous start-ups, taking companies private to public, taking companies public to private, roll-ups, private sales, IPOs, and liquidations. During his career, Mr. Kylstad has been the Chairman of the Board, director and CEO of a number of public companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO RIVERS WATER & FARMING COMPANY

Date: December 3, 2018	By:	/s/ Wayne Harding
Wayne Harding
Chief Executive Officer